Exhibit 99.1

Select Medical Holdings Corporation

2009 ANNUAL REPORT

Corporate Profile
Select Medical Holdings Corporation, through its subsidiaries, is a leading provider of specialized healthcare in both specialty hospitals and outpatient rehabilitation. We are based in Mechanicsburg, Pennsylvania, and have approximately 22,500 employees throughout the United States.
We believe that we are one of the largest operators of both specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities. As of December 31, 2009, we operated 89 long term acute care hospitals and six inpatient rehabilitation facilities in 25 states, and 961 outpatient rehabilitation clinics in 37 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team.
Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute patients and hospitals designed to serve patients that require intensive medical rehabilitation care. Patients are typically admitted to our specialty hospitals from general acute care hospitals. These patients have specialized needs, because of their serious and complex medical conditions such as respiratory failure, neuromuscular disorders, traumatic brain and spinal cord injuries, strokes, non-healing wounds, cardiac disorders, renal disorders and cancer. Given their complex medical needs, these patients generally require a longer length of stay than patients in a general acute care hospital and benefit from being treated in a specialty hospital that is designed to meet their unique medical needs.
In our outpatient rehabilitation clinics and through our contractual relationships, we provide physical, occupational and speech rehabilitation programs and services. We also provide certain specialized programs such as hand therapy or sports performance enhancement that treat sports and work related injuries, musculoskeletal disorders, chronic or acute pain and orthopedic conditions. The typical patient in one of our clinics suffers from musculoskeletal impairments that restrict his or her ability to perform normal activities of daily living. These impairments are often associated with accidents, sports injuries, strokes, heart attacks and other medical conditions. Our rehabilitation programs and services are designed to help these patients minimize physical and cognitive impairments and maximize functional ability. We also provide services designed to prevent short term disabilities from becoming chronic conditions. Our rehabilitation services are provided by our professionals including licensed physical therapists, occupational therapists, speech-language pathologists and respiratory therapists.

To Our Stockholders:
As the year 2009 drew to a close, it marked our first full decade as a leading operator of specialty hospitals and outpatient rehabilitation clinics. While the company grew and matured in numerous ways, we never deviated from our founding mission: to provide high-quality healthcare to those we serve, a positive work environment for staff and a reasonable return to stockholders.
On September 25, 2009, shares of Select Medical Holdings Corporation were listed on the New York Stock Exchange (NYSE: SEM) for the first time. This opportunity allowed the company to pay down debt and better position itself to pursue strategic growth opportunities in the future. This was one of several positive developments that occurred within the company in 2009. Within our Specialty Hospitals segment, Kessler Institute for Rehabilitation was recognized as one of “America’s Best Hospitals” by U.S. News & World Report. Ranked the number two (#2) rehabilitation hospital in the country for 2009, Kessler has appeared on this prestigious list for 17 consecutive years.
Significant activity occurred in 2009 related to our inpatient rehabilitation joint ventures. First, Select and Penn State Milton S. Hershey Medical Center broke ground together on April 14th at the future site of the 54-bed Penn State Hershey Rehabilitation Hospital. Once constructed in mid-year 2010, this state-of-the-art hospital will increase access to and enhance the quality of inpatient rehabilitation care in central Pennsylvania.
Later in the year, Select and SSM Health Care — St. Louis entered into a joint venture to provide expanded rehabilitation care to the Greater St. Louis area. The joint venture encompasses 80 inpatient rehabilitation beds, 33 outpatient physical therapy centers, six contract therapy locations, three occupational medicine clinics, three day institute clinics and staffing services. This regionally distributed and branded network includes the development of a new, 60-bed freestanding hospital to be constructed in the later half of 2011.
For our long-term acute care (LTAC) hospitals, 2009 marked another strong year of providing clinically excellent and compassionate care to critically ill and medically complex patients. Our Select LTAC hospitals are staffed by physicians representing different specialties, as well as an experienced team of caregivers including nurses, respiratory therapists, pharmacists and rehabilitation therapists. The expertise of our medical and clinical staff is evidenced by several strong quality indicators for 2009, such as ventilator wean rate, infection control, wound care management and patient satisfaction. While the moratorium on new LTAC hospital development continued, Select saw incremental growth through the maturation of a number of our hospitals.
In our Outpatient Rehabilitation segment, the company continued to invest in key markets throughout the country. The Select Physical Therapy brand, which launched in the summer of 2007 following the acquisition of the HealthSouth outpatient rehabilitation division, continued to grow and command stronger name recognition. Several of our outpatient businesses —Kentucky Orthopedic Rehab Team (KORT), Kessler Rehabilitation Center and NovaCare Rehabilitation — earned workplace excellence and employee engagement honors in their respective home states in 2009. Our contract therapy business — Select Medical Rehabilitation Services (SMRS) which provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites — continued to grow through new business development opportunities in 2009. And SMRS further reinforced its commitment to provide exceptional customer service through its online customer portal. The Select Connects 2 U portal provides clients with real-time information in the form of management reports and industry updates, so they can effectively manage their facility’s patient care requirements and rehabilitation practice.
To meet the company’s operational demands in 2009, we leveraged the expertise of our staff in the Mechanicsburg, Pennsylvania corporate campus. These team members provided invaluable support services to colleagues in the field so they could focus on our company’s top priority: to provide clinical and service excellence to those we serve. In addition, employees at the corporate campus continued to generously give of their time and energies through volunteer efforts with local charitable organizations. As a local corporate citizen, Select sponsored community events benefitting fitness, education and the arts, as well as organizations such as Special Olympics, the American Heart Association and The Leukemia & Lymphoma Society.
We are pleased and proud of the results and growth that Select achieved in 2009. We extend our sincere thanks and deep appreciation to our Board of Directors for their guidance and support, to our employees for their talents and dedication, to our patients who entrust us with their care, and to you, our stockholders, for your support and belief in the mission and values of Select Medical Holdings Corporation.

Sincerely,

Rocco A. Ortenzio	Robert A. Ortenzio
Executive Chairman	Chief Executive Officer

FINANCIAL HIGHLIGHTS — SELECT MEDICAL HOLDINGS CORPORATION
(In thousands, except per share data)

For the Year	2009	2008	2007	2006

For the Years Ended
Revenue	$2,239,871	$2,153,362	$1,991,666	$1,851,498
Income from operations	235,838	196,408	193,885	257,874
Net income attributable to Select Medical Holdings Corporation	75,282	22,441	35,430	94,879
Income (loss) per common share, fully diluted	0.61	(0.04)	0.17	1.06
Cash flow from operations	165,639	107,438	86,013	227,651

At Year End
Cash and equivalents	$83,680	$64,260	$4,529	$81,600
Working capital	170,772	118,370	14,730	59,468
Total assets	2,602,233	2,579,469	2,495,046	2,182,524
Total debt	1,405,571	1,779,925	1,755,635	1,538,503
Stockholders’ equity	738,988	(174,204)	(165,889)	(169,139)

Segment Information
Revenue
Specialty hospitals	$1,557,821	$1,488,412	$1,386,410	$1,378,543
Outpatient rehabilitation	681,892	664,760	603,413	470,339
All other	158	190	1,843	2,616

Total	$2,239,871	$2,153,362	$1,991,666	$1,851,498

Adjusted EBITDA (1)
Specialty hospitals	$290,370	$236,388	$217,175	$283,270
Outpatient rehabilitation	89,072	77,279	75,437	64,823
All other	(49,215)	(43,380)	(37,684)	(39,769)

(1)
We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, other income (expense), long term incentive compensation and non-controlling interest. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.

Select has had a Strong Track Record of Growth through both Acquisitions and Internal Development
(Net operating revenues, in millions)
Internal Development — 62 specialty hospitals and 276 outpatient clinics opened since inception Acquisitions — 62 specialty hospitals acquired since inception

Board of Directors

Rocco A. Ortenzio	Bryan C. Cressey	Thomas A. Scully
Co-Founder & Executive Chairman,	Founder & Partner,	General Partner,
Select Medical Holdings Corporation	Cressey & Company	Welsh, Carson, Anderson & Stowe

Robert A. Ortenzio	James E. Dalton, Jr.	Leopold Swergold
Co-Founder &	Chairman,	Managing Member,
Chief Executive Officer,	Signature Hospital Corporation	Anvers Management Company LLC
Select Medical Holdings Corporation
	James S. Ely, III	Sean M. Traynor
Russell L. Carson	Founder & Chief Executive Officer,	General Partner,
Co-founder & General Partner,	Priority Capital Management LLC	Welsh, Carson, Anderson & Stowe
Welsh, Carson, Anderson & Stowe

David S. Chernow
Former President & Chief Executive
Officer, Oncure Medical Corp.
Executive Officers

Rocco A. Ortenzio	S. Frank Fritsch	Michael E. Tarvin
Executive Chairman	Executive Vice President &	Executive Vice President, General
	Chief Human Resources Officer	Counsel & Secretary
Robert A. Ortenzio
Chief Executive Officer	Martin F. Jackson	Scott A. Romberger
	Executive Vice President &	Senior Vice President, Controller &
Patricia A. Rice	Chief Financial Officer	Chief Accounting Officer
President & Chief Operating Officer
Robert G. Breighner, Jr.
David W. Cross	James J. Talalai	Vice President, Compliance and
Executive Vice President & Chief	Executive Vice President &	Audit Services & Corporate
Development Officer	Chief Information Officer	Compliance Officer
Corporate Information

Corporate Headquarters	Registrar and Stock Transfer Agent	Shareholder Inquiries
Select Medical Holdings Corporation	BNY Mellon Shareowner Services	For information, please contact:
4714 Gettysburg Road	P. O. Box 358015	Joel T. Veit
Mechanicsburg, PA 17055	Pittsburgh, PA 15252-8015	Vice President and Treasurer
(717) 972-1100	(800) 756-3353	4714 Gettysburg Road
Mechanicsburg, PA 17055
Independent Registered Public		ir@selectmedicalcorp.com
Accounting Firm	Stock Exchange	(717) 972-1100
PricewaterhouseCoopers LLP	NYSE
Two Commerce Square, Suite 1700	Symbol: SEM	Internet Address
2001 Market Street		www.selectmedical holdings.com
Philadelphia, PA 19103-7042